Exhibit 99.02

Glu Mobile Inc.
2010 Executive Bonus Plan

Eligibility:	1. All Section 16(b) Officers

2. All eligible employees must be employed on the last day of the year to be eligible for the bonus.

Bonus Level:	Target bonus levels are specified as a fixed percentage of the executive’s annual base salary at the time the bonus is awarded. The exact percentage is specified in the executive’s employment offer letter, or as subsequently modified by the Compensation Committee of the Board of Directors (the “Committee”).

Frequency:	Awarded 100% on an annual basis.

Components of
Bonus:	The total bonus is composed of three parts:

1. 40% of the bonus is awarded based on the company achieving the Building Customer Base goal;

2. 40% of the bonus is awarded based on the company achieving the Smartphone Business goal;

3. 20% of the bonus is awarded based on the company achieving the Net Cash goal.

There are additive compensation components of up to 50% additional payout based on over-achievement in the three categories described above.

Payment Timing:	All bonus payments made under this Bonus Plan shall be made no later than March 15, 2011.

Effective Date:	July 29, 2010.

Amendments:	The Committee retains the authority to withdraw, amend, add to or terminate this Bonus Plan, or any portion of it, at any time in its sole discretion.